Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 16, 2010 (except for Note O, as to which the date is June 29, 2010) in the Registration Statement on Form S-4 and related Prospectus of Clear Channel Worldwide Holdings, Inc. for the registration of $500,000,000 9.25% Series A Senior Notes due December 15, 2017 and $2,000,000,000 9.25% Series B Senior Notes due December 15, 2017.

/s/ Ernst & Young LLP

San Antonio, Texas

June 29, 2010